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                             FOUNDED 1866




                                December 11, 2006

Sentinel Group Funds, Inc.
One National Life Drive
Montpelier, Vermont  05602

Ladies and Gentlemen:

         We have acted as counsel for Sentinel Group Funds, Inc. (the "Corporation"), which currently consists of thirteen series, in connection with the proposed reorganizations in which Sentinel Capital Opportunity Fund ("Capital Opportunity Fund") will transfer its assets and liabilities to Sentinel Capital Growth Fund ("Capital Growth Fund") in return for shares of Capital Growth Fund.

         This opinion is furnished in connection with the Corporation's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.01 per share, of the Corporation (the "Shares"), to be issued in the proposed reorganization by Capital Growth Fund. As counsel for the Corporation in connection with the proposed reorganization, we are familiar with the proceedings taken by the Corporation and to be taken by the Corporation in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Charter and the By-laws, as amended, of the Corporation, each as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that subsequent to the approval of the Plan of Reorganization with respect to the proposed transactions by the shareholders of Capital Opportunity Fund (the "Plan"), as set forth in the joint proxy statement/prospectus constituting a part of the Registration Statement (the "Proxy Statement/Prospectus"), the Shares, upon issuance in the manner referred to in the Plan, against payment of the consideration set forth in the Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Corporation.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy
Statement/Prospectus constituting a part thereof.

                                                     Very truly yours,

                                                    /s/ Sidley Austin LLP


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